M-SYSTEMS FLASH DISK PIONEERS LIMITED

ORDINARY SHARES PURCHASE AGREEMENT

Date:  July 15, 2003

To: Toshiba Corporation (the "Purchaser")

1-1 Shibaura 1-chome

Minato-ku, Tokyo 105-8001

Japan

Dear Sirs,

M-Systems Flash Disk Pioneers Limited (the "Company") proposes to issue and sell to the Purchaser 330,811 of the Company`s Ordinary Shares (the "Shares"), nominal value 0.001 New Israeli Shekel per share ("Ordinary Shares"), at a purchase price per share of $12.0915 (based on the average closing price of the Company`s Ordinary Shares on The NASDAQ National Market for the 20 consecutive trading days through and including the last trading day prior to the date hereof), for an aggregate investment amount of Four Million U.S. Dollars ($4,000,000) (the "Purchase Price").

In reference to the foregoing, the Company and the Purchaser (the "Parties") hereby agree as follows:

1.                  Sale and Purchase of the Shares.  On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Ordinary Shares Purchase Agreement (this "Agreement"), the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares for the Purchase Price.

2.                  Closing; Delivery and Payment; Stock Certificate.

(a)          The closing of the transactions contemplated hereby (the "Closing") shall take place on July 31, 2003 at the offices of Meitar, Liquornik, Geva & Co., 16 Abba Hillel Silver Road, Ramat Gan 52506, Israel, or at such other time and place as agreed by the Parties.  The date and time of the Closing are referred to herein as the "Closing Date".

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(b)         At the Closing, the Purchaser will pay to the Company the Purchase Price and the Company shall deliver the Shares to the Purchaser.  Payment of the Purchase Price shall be made by wire transfer to the following Israeli bank account of the Company:  M-Systems Flash Disk Pioneers Limited, Bank Leumi - 10, Branch - 800, Account # 716100/21.  The Company shall deliver to the Purchaser at the Closing a stock certificate (bearing the legend set forth in Section 7(f) below) covering the Shares purchased hereunder.

3.                  Offering of Shares.  The Shares will be offered and sold to the Purchaser without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on available exemptions therefrom.

4.                  Closing Conditions.

(a)          Each Party`s obligations to consummate the purchase and sale of the Shares at the Closing as provided hereunder shall be subject to the satisfaction (or waiver by the applicable Party) of each of the conditions precedent set forth in this Section 4(a).

(i)                  The representations and warranties of the other Party contained herein that are subject to materiality qualifications shall be true and correct at the Closing Date with the same effect as though made at the Closing Date, and the representations and warranties of the other Party contained herein that are not subject to such qualifications shall be true and correct in all material respects at the Closing Date with the same effect as though made at the Closing Date.

(ii)                The other Party shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the other Party at or prior to the Closing Date.

(iii)               No actions, claims or proceedings pertaining to the transactions contemplated by this Agreement or their consummation shall be pending or threatened.

(iv)              No legal requirement shall be in effect which prohibits or restricts the transactions contemplated by this Agreement or their consummation.

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(b)         In addition to the conditions set forth in Section 4(a), the Purchaser`s obligations to purchase the Shares at the Closing as provided hereunder shall be subject to the satisfaction (or waiver by the Purchaser) of each of the conditions precedent set forth in this Section 4(b).

(i)                  All material consents or approvals required to consummate the Closing shall have been made or obtained in form and substance reasonably satisfactory to the Purchaser.

(ii)                The Purchaser shall have received an official [***], in substantially the form attached as Exhibit 4(b)(ii) hereof.

5.                  Obtaining Approvals.  From the date of this Agreement through the Closing Date, the Company shall use its commercially reasonable efforts to obtain all consents and approvals (including the [***]) necessary to consummate the transactions contemplated hereby to occur at the Closing.

6.                  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as follows:

(a)          The Company has been duly incorporated and is validly existing under the laws of the State of Israel.

(b)         All necessary corporate action has been duly and validly taken to authorize the execution, delivery and performance of this Agreement by the Company.  This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors` rights generally and by general equitable principles.

(c)          No consent or approval of or filing with any governmental authority or other person or entity is required by the Company for the consummation of the issuance and sale of the Shares hereunder.  The issuance and sale of the Shares hereunder will not conflict with or result in a breach or violation of (i) the organizational documents of the Company, (ii) any material contract, agreement, consent or approval to which the Company or any of its subsidiaries is a party or is otherwise bound, or (iii) any legal requirement, except in the case of clauses (ii) and (iii) for any matters that (singly or in the aggregate) would not have a material adverse effect on the financial condition, earnings, operations, business or affairs of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").

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(d)         As of July 15, 2003, the Company`s authorized capital stock consisted of 100,000,000 Ordinary Shares, of which 28,295,259 were issued and outstanding and 5,059,884 were issuable pursuant to outstanding options, warrants, conversion rights or other outstanding rights to acquire Ordinary Shares.  Upon issuance to the Purchaser at Closing in accordance with the terms hereof, the Shares will be duly and validly authorized and issued, fully paid and nonassessable.

(e)          The Shares have been approved for quotation on The NASDAQ National Market.

(f)           The Company`s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, the Company`s Form 6-K for the fiscal period ended March 31, 2003, and all other documents filed or required to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2002 (such documents are hereinafter referred to as the "Exchange Act Documents") were filed in a timely manner and, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)          The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Exchange Act Documents were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), and fairly present the financial condition, results of operation and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods covered by such financial statements.

(h)          Except as disclosed in the Exchange Act Documents, since December 31, 2002, no event or circumstance has occurred or arisen that (singly or in the aggregate) has had or would reasonably be expected to have a Material Adverse Effect.

(i)            Except as set forth in the Exchange Act Documents and except for any matters that (singly or in the aggregate) would not have a Material Adverse Effect, and to the Company`s knowledge, (i) the Company and its subsidiaries own all intellectual property and/or rights therein necessary for the conduct of their business, and (ii) the Company and its subsidiaries are not infringing upon or otherwise in violation of any intellectual property rights of others.

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7.                  Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows:

(a)          The Purchaser has been duly incorporated and is validly existing under the laws of Japan.

(b)         All necessary corporate action has been duly and validly taken to authorize the execution, delivery and performance of this Agreement by the Purchaser.  This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors` rights generally and by general equitable principles.

(c)          No consent or approval of or filing with any governmental authority or other person or entity is required by the Purchaser for the consummation of its purchase of the Shares hereunder.  The Purchaser`s purchase of the Shares hereunder will not conflict with or result in a breach or violation of (i) the organizational documents of the Purchaser, (ii) any material contract, agreement, consent or approval to which the Purchaser is a party or is otherwise bound, or (iii) any legal requirement, except in the case of clauses (ii) and (iii) for any matters that (singly or in the aggregate) would not have a material adverse effect on the Purchaser`s ability to perform its obligations hereunder.

(d)         The Shares to be received by the Purchaser will be acquired for investment for the Purchaser`s own account, and not with a view to the distribution of any part thereof.  The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares.  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

(e)          The Purchaser understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.  In the absence of an effective registration statement covering the Shares, the Purchaser will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations and agreements set forth herein.

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(f)           The Purchaser understands that until the Shares are registered under the Securities Act, the certificates evidencing the Shares may bear substantially the following legend:

"THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND APPLICABLE STATE LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM (IN EACH CASE BASED ON DOCUMENTATION REASONABLY ACCEPTABLE TO THE COMPANY) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT."

(g)          The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(h)          The Purchaser`s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time.

(i)            The Purchaser has knowledge and experience in financial and business matters and in making investments of the type contemplated hereby and is capable of evaluating the merits and risks of the purchase of the Shares.

8.                  Additional Ordinary Shares Purchase Right.

(a)          The Purchaser shall have the right at its election to purchase from the Company, at any time and from time to time during the period from the Closing Date until the first anniversary thereof (the "Period"), additional non‑registered Ordinary Shares aggregating (together with all other Ordinary Shares owned by the Purchaser) up to 4.99% of the total Ordinary Shares issued and outstanding at the time of such election.

(b)         For each purchase of Ordinary Shares under this Section 8:

(i)                  the per share purchase price shall be the per share closing price of the Ordinary Shares on The NASDAQ National Market on the last trading day prior to the day that the Purchaser delivers its purchase election notice to the Company; and

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(ii)                the purchase shall be consummated under a purchase agreement with representations, warranties and indemnity obligations of the Company and the Purchaser (as applicable) that are substantially the same as the representations, warranties and indemnity obligations hereunder.

9.                  Good Faith Discussions for Purchase of Additional Ordinary Shares.  In addition to the Purchaser`s purchase rights under Section 8 and at the Purchaser`s request during the Period, the Parties shall have good faith discussions regarding the terms of a potential purchase during the Period by the Purchaser of additional Ordinary Shares aggregating (together with any Ordinary Shares then owned by the Purchaser or which the Purchaser has the right to purchase under Section 8) up to [***]% of the Ordinary Shares issued and outstanding at the time of the Purchaser`s request for discussion.  For the avoidance of doubt, the Purchaser shall not be obligated to purchase, and the Company shall not be obligated to issue and sell, any Ordinary Shares under this Section 9 unless and until the Parties have entered into a definitive binding written agreement with respect to any such purchase.

10.              Right to Appoint a Board Member or an Observer to the Board.  During such time (if any) that the Purchaser owns (directly or indirectly) at least [***]% of the issued and outstanding Ordinary Shares, the Purchaser may at its election appoint either a member or an observer to the Company`s Board of Directors ("Board").  If the Purchaser so elects to appoint a member or an observer to the Board, the Company shall use its commercially reasonable efforts to cause such appointee to be elected as a Board member or to be granted observer rights, as the case may be, and to maintain such Board member or observer status for so long as the Purchaser maintains its minimum [***]% ownership of Outstanding Shares described above.  The appointment of such Board member or observer shall be subject to such person entering into a nondisclosure agreement with the Company on terms mutually acceptable to the Company and the Purchaser.

11.              Survival; Indemnity.

(a)          The representations and warranties of each Party contained herein shall survive the Closing for a period of 9 months (the "Survival Period") and shall expire and be of no further force and effect immediately after the expiration of the Survival Period; provided that (i) the Company`s representations contained in the last sentence of Section 6(d) shall survive the Closing and the Survival Period until the expiration of the applicable statute of limitations relating thereto, and (ii) if a claim or notice is given by the Purchaser to the Company under this Section 11 with respect to any representation or warranty prior to expiration of the Survival Period or the applicable statute of limitations, as applicable pursuant to this Section 11(a), and such claim or notice reasonably sets forth the basis for such claim or notice, such representation or warranty shall continue indefinitely until such claim is finally resolved.

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(b)         Each Party shall indemnify and hold harmless the other Party and its affiliates from any and all (i) claims, liabilities, losses, costs and expenses (including reasonable attorneys fees) as a result of, based upon or arising from any inaccuracy in or breach of any representation of warranty by the indemnifying Party contained herein, or (ii) any breach by such Party of, or any failure by such Party to perform or comply with, any of its obligations contained in this Agreement, all with respect to claims made (subject to clauses (i) and (ii) of Section 11(a)) prior to the expiration of the Survival Period; provided that each Party`s liability for its indemnity obligations hereunder shall not exceed the Purchase Price.

(c)          Notwithstanding anything contained herein to the contrary, this Section 11 shall not be deemed to limit in any manner any rights or claims of either Party resulting or arising from or based upon fraud, intentional misrepresentation or misconduct.

12.              Termination; Effect of Termination.

(a)          This Agreement may be terminated at any time prior to the Closing (i) by mutual consent in writing of the Parties, or (ii) by either Party, effectively immediately upon written notice to the other Party, if the Closing has not occurred by August 31, 2003, other than through the failure of the terminating Party to comply with its obligations hereunder.

(b)         If this Agreement is terminated pursuant to Section 12(a), no Party shall have any liability in respect of this Agreement, except for any liabilities arising from (i) any material breach of any covenant contained herein occurring prior to such termination, or (ii) any inaccuracy in any representation or warranty contained herein occurring prior to such termination; provided that Section 13 (General Provisions) shall remain in full force and effect following such termination.

13.              General Provisions.

(a)          Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof).  The Parties agree and consent that services of process may be made upon the Parties in any actions, claims or proceedings relating hereto by any means allowed under applicable law.

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(b)         Dispute Resolution.

(i)                  The Parties intend that all disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party.  In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of either Party.

(ii)                Each arbitration hereunder shall be conducted in the English language in [New York, New York, U.S.A.] in accordance with the Rules of Arbitration of the [International Chamber of Commerce] then in effect (the "Rules").  However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules.  Each Party may demand arbitration by filing a written demand with the other Party within [one hundred twenty (120)] days after the expiration of the [sixty (60) day] period described above.  Each Party shall select one (1) arbitrator and the two (2) arbitrators selected by the Parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute.  In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules.  Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute.  The arbitrators shall also have the authority to allocate between the Parties the costs of the arbitration in such equitable manner as the arbitrators may determine.  The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Notwithstanding the foregoing, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators.  The award rendered in an arbitration hereunder shall be final and non‑appealable.

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(c)          Notices and Other Communications.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to the Purchaser:

Toshiba Corporation
1-1 Shibaura 1- chome, Minato-ku,
Tokyo 105-8001
Japan
Attention: General Manager
Legal Affairs and Contracts Division
Semiconductor Company
Telephone: +81-3-3457-3452
Facsimile: +81-3-5444-9342

If to the Company:

M-Systems Flash Disk Pioneers, Ltd.
7 Atir Yeda St. Kfar Saba, 4442, Israel
Attention: General Counsel and VP Business Development
Telephone: +972-9-764-5000
Facsimile: +972-3-548-8666

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 13(c).  For purposes hereof "Business Day" means any day except (a) a Friday, Saturday or Sunday or (b) any other day on which commercial banks in Tokyo, Japan or Tel-Aviv, Israel are authorized by law to close.

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(d)         Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

(e)          Amendments.  This Agreement may be amended or modified only by a written instrument signed by each Party.

(f)           Waiver.  Any waiver by a Party of an instance of the other Party`s noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving Party and shall not be deemed a waiver of any other instance of any other Party`s noncompliance hereunder.

(g)          No Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties;  provided that the Purchaser may assign this Agreement and its rights hereunder (including its rights to purchase the Shares or any other Ordinary Shares) to any direct or indirect wholly-owned subsidiary of the Purchaser.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.  No Party may assign this Agreement or its rights hereunder to any third Party without the written consent of the other party.  No assignment by either Party to this Agreement or of any of such Party`s rights hereunder shall release such Party from any of its obligations hereunder.  Any attempted assignment of this Agreement in violation of this Section 13(g) shall be void and of no effect.

(h)          Expenses.  Each Party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

(i)            Construction.  This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

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(j)           Interpretation and Construction of this Agreement.  Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The headings of the Articles and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

(k)         Language.  The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

(l)            Specific Performance.  The Parties agree that each other Party shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 13(b) to prevent breaches of the provisions of this Agreement, or any agreement contemplated hereunder and to enforce specifically the terms and provisions hereof, in each instance without being required to post bond or other security, without being required to prove irreparable harm, and in addition to, and without having to prove the adequacy of, other remedies at law.

(m)        Consequential and Other Damages.  No Party shall be liable to the other Party under any contract, negligence, strict liability or other theory for any indirect, incidental, consequential, punitive or other special damages (including lost profits) asserted by the other Party.

(n)          Relationship of the Parties.  Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership among the Parties for any purpose, including tax purposes.  Neither of the Parties will take a position contrary to the foregoing.

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(o)         Entire Agreement.  The provisions of this Agreement and the Party Agreements set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the Parties relating to the subject matter hereof.

(p)         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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Exhibit 4(b)(ii)

[***]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed:

M-SYSTEMS FLASH DISK PIONEERS LIMITED

By: _____________________________
Name:
Title:

TOSHIBA CORPORATION

By: _____________________________
Name:
Title:

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